UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 6, 2017

(Date of earliest event reported)

QEP RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 800

Denver, Colorado 80265

(Address of principal executive offices and zip code)

(303) 672-6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 6, 2017, QEP Resources, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and between the Company and Wells Fargo Securities, LLC, as representative of the several underwriters named therein (the “Underwriters”), with respect to the offer and sale of $500 million aggregate principal amount of 5.625% Senior Notes due 2026 (the “Notes”). The Notes to be sold pursuant to the Underwriting Agreement were registered under the Company’s registration statement on Form S-3 (File No. 333-202686). The offering of the Notes is expected to close on November 21, 2017, subject to customary closing conditions. The Company expects to receive net proceeds from the offering of approximately $492.5 million after deducting the underwriting discount and commissions and estimated offering expenses. The Company intends to use the net proceeds of the offering, together with cash on hand and, if necessary, borrowings under the Company’s revolving credit facility, (i) to redeem its outstanding 6.80% Senior Notes due 2018 (the “Redemption”) and (ii) to fund the previously announced tender offers to purchase up to $361 million aggregate principal amount of its outstanding 6.80% Senior Notes due 2020 and 6.875% Senior Notes due 2021 (together, the “Target Notes”), subject to the applicable priority levels (the “Tender Offers”). If the aggregate principal amount of the Target Notes accepted for payment in the Tender Offers and the 6.80% Senior Notes due 2018 redeemed in connection with the Redemption is less than the net proceeds of this offering, the Company expects to use the remainder of the net proceeds for general corporate purposes, including the repayment or redemption of outstanding indebtedness.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the respective Underwriters against certain liabilities arising out of or in connection with sale of the Notes and for customary contribution provisions in respect of those liabilities.

The foregoing summary of the material terms of the Underwriting Agreement and the transaction contemplated thereby is subject to, and qualified in its entirety by, the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

The Underwriters and their affiliates have provided and in the future may continue to provide various financial advisory, cash management, investment banking, commercial banking and other financial services, including the provision of credit facilities, to the Company in the ordinary course of business for which they have received and will continue to receive customary compensation.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit

1.1	Underwriting Agreement, dated November 6, 2017, by and between QEP Resources, Inc. and Wells Fargo Securities, LLC, as representative of the several underwriters named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP Resources, Inc.
(Registrant)

November 8, 2017

/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and Chief Financial Officer